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                                                                      EXHIBIT 11

                       WESTINGHOUSE ELECTRIC CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS

                                                                               YEAR ENDED DECEMBER 31
                                                                   --------------------------------------------
                                                                        1996           1995            1994
                                                                   -------------- --------------  -------------
                 EQUIVALENT SHARES:
                      Average shares outstanding...............      400,512,154    369,612,697     354,580,674
                      Additional shares due to:
                        Stock options..........................        6,887,136      4,525,244       3,964,508
                        Series C preferred shares..............       36,000,000     36,000,000      25,191,067
                                                                    ------------   ------------    ------------
                           Total equivalent shares.............      443,399,290    410,137,941     383,736,249
                                                                    ============   ============    ============
                 ADJUSTED EARNINGS (IN MILLIONS):
                      Loss from Continuing Operations..........     $       (773)  $        (44)   $        (37)
                      Less: Series B preferred stock dividends.               --             34              50
                                                                    ------------   ------------    ------------
                      Adjusted loss from Continuing Operations.             (773)           (78)            (87)
                      Income from Discontinued Operations......              961             34              85
                      Extraordinary item.......................              (93)            --              --
                                                                    ------------   ------------    ------------
                           Adjusted net income (loss) for
                             earnings per share................     $         95   $        (44)   $         (2)
                                                                    ------------   ------------    -------------
                 EARNINGS (LOSS) PER SHARE:
                      From Continuing Operations...............     $      (1.74)  $      (0.19)   $      (0.23)
                      From Discontinued Operations.............             2.17           0.08            0.22
                      Extraordinary item.......................             (.21)           --              --
                                                                    -------------  ------------    ------------
                           Earnings (loss) per share (a).......     $       0.22   $      (0.11)   $      (0.01)
                                                                    =============  =============   =============

(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 15 to the financial statements included in Part II, Item 8 of this report.


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